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                                                                    EXHIBIT 99.1



NEWS RELEASE                                                  CONTINENTAL [LOGO]
                                                                 AIRLINES
CONTACT:     Corporate Communications
HOUSTON:     713.324.5080
EMAIL:       corpcomm@coair.com              ADDRESS: P.O. Box 4607, Houston, TX
NEWS ARCHIVE: continental.com/news                                    77210-4607

CONTINENTAL AIRLINES ANNOUNCES PUBLIC OFFERING

         HOUSTON, Nov. 28, 2001 -- Continental Airlines, Inc. ("Continental") (NYSE: CAL) today announced the pricing of a public offering of 6.74 million shares of its Class B Common Stock at a price to the public of $22.50 per share. Continental expects the issuance and delivery of the shares to occur on December 3, 2001.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") acted as sole underwriter for the offering. When available, copies of the prospectus supplement and prospectus relating to the offering may be obtained from Merrill Lynch, 4 World Financial Center, North Tower, New York, NY 10281-1200. These documents will also be filed with the Securities and Exchange Commission and will be available at the SEC's website at http://www.sec.gov.

         Continental intends to use the net proceeds from the offering for general corporate purposes.

         Continental Airlines is the fifth largest airline in the U.S., offering more than 1,900 departures daily to 122 domestic and 89 international destinations. Operating hubs in Newark, Houston, Cleveland and Guam, Continental serves more international cities than any other U.S. carrier, including extensive service throughout the Americas, Europe and Asia. For more information, visit continental.com.


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PUBLIC OFFERING/Page Two


         The shares will be issued pursuant to a shelf registration statement that was previously filed. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Continental common stock. An offering of shares of Continental common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Continental's filings with the Securities and Exchange Commission for certain other factors that may affect forward-looking information.

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